UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT
OF 1934

Date of Report (Date of earliest event reported):     January 23, 2018

JACK IN THE BOX INC.
(Exact name of registrant as specified in its charter)
DELAWARE	1-9390	95-2698708
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
9330 BALBOA AVENUE, SAN DIEGO, CA	92123
(Address of principal executive offices)	(Zip Code)

(858) 571-2121
(Registrant’s telephone number, including area code)

NA
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ⃞

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ⃞

ITEM 5.02     DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(d)       On January 26, 2018, Jack in the Box Inc. (the “Company”) announced in a press release that Frances Allen will resign as Jack in the Box Brand President, effective February 9, 2018, and Marcus Tom will join the Company on February 12, 2018, as Vice President and Chief Operating Officer. A copy of the press release is furnished with this report as Exhibit 99.1.

In connection with her separation and in exchange for providing a general release of claims, Ms. Allen will receive the following separation benefits: (i) a lump sum cash payment of $515,000, representing one year of base pay as provided in her August 2014 offer letter; (ii) an additional lump sum cash payment of approximately $698,000, representing the value of cancelled equity awards; and (iii) at Ms. Allen’s election, either direct payment of her COBRA medical premium for 12 months or a lump sum cash payment of $9,000.

Mr. Tom will join Jack in the Box with more than 15 years of experience in operations leadership positions, most recently at JAB Beech Inc. where he was Senior Vice President, Operations of its Caribou Coffee® brand from January 2017 to December 2017 and Senior Vice President, Operations for its Einstein Bros.® Bagels brand from July 2015 to December 2016.  From March 2006 to June 2015, Mr. Tom held several positions of increasing responsibility with Starbucks® Coffee Company.  He was Director of Business Operations from January 2014 to June 2015 for all licensed stores in the U.S. and Canada.  From May 2012 to December 2013, he was Starbucks’ Regional Director, Licensed Stores in California and West Arizona, and from March 2006 to May 2012, he was a Regional Director with responsibility for Starbucks’ company-operated stores in San Diego and the greater Phoenix area. He also served as a Regional Vice President overseeing 600 stores during a six-month limited-time assignment in 2009. Prior to joining Starbucks, Mr. Tom held several positions with YUM Brands International from 1991 to 2006, including being a senior leader for YUM's franchised business in Central America and the Caribbean. Mr. Tom is a graduate of the Wharton School at the University of Pennsylvania with a bachelor’s degree in Economics.

On January 22, 2018, the Company entered into an offer letter (the “Offer Letter”) with Mr. Tom with respect to his employment as Vice President, Chief Operating Officer. The following description of the Offer Letter is qualified in its entirety by reference to the terms of the Offer Letter which are incorporated by reference herein, a copy of which is filed with this report as Exhibit 99.2.

The Offer Letter provides Mr. Tom an annual base salary of $325,000 and a target annual bonus incentive under the Company’s Annual Performance Incentive Plan of 45% of base salary, plus an annual cash perquisite allowance of $24,600. In addition, subject to Board approval, Mr. Tom will receive an annual equity award for Fiscal 2018 under the Company’s Long-Term Incentive Plan with an expected target value of $200,000 at grant, consisting of a mix of stock options, performance share units (PSUs) and restricted stock units (RSUs). The equity grants will be subject to the terms and provisions of the Jack in the Box Inc. 2004 Stock Incentive Plan.  The RSUs and PSUs will be subject to the Company’s holding requirement which is applicable to 50% of after-tax net shares until termination.

 There are no arrangements or understandings with any other person pursuant to which Mr. Tom was appointed as Jack in the Box Vice President and Chief Operating Officer, and there are no family relationships between Mr. Tom and any director or executive officer of the Company Additionally, there are no transactions between Mr. Tom and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

Item 9.01 Exhibits
(d) Exhibits

Exhibit No.	Description

99.1	Jack in the Box Inc. Announces Leadership Changes for Jack in the Box® Brand
99.2	Offer letter to Marcus Tom, dated January 22, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JACK IN THE BOX INC.

By:	/s/ JERRY P. REBEL
Jerry P. Rebel
Executive Vice President
Chief Financial Officer
(Principal Financial Officer)
(Duly Authorized Signatory)
Date: January 26, 2018